Exhibit 99.1

Investor Relations    Media Relations
Greg Ketron    Sue Bishop
(203) 585-6291    (203) 585-2802
For Immediate Release: April 18, 2019

Synchrony Financial Reports First Quarter Net Earnings of $1.1 Billion or $1.56 Per Diluted Share
Includes Benefit from Walmart Portfolio Reserve Release of $0.56 Per Diluted Share

STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced first quarter 2019 net earnings of $1.1 billion, or $1.56 per diluted share; this includes a $522 million pre-tax, $395 million after-tax, or $0.56 per diluted share benefit from reserves released related to the reclassification of the Walmart portfolio to loans held for sale during the quarter. Highlights included*:

•	Loan receivables grew 3% to $80.4 billion; excluding the Walmart portfolio from both periods, loan receivables grew 17% to $79.7 billion

•	Net interest income increased 10% to $4.2 billion

•	Purchase volume grew 10% to $32.5 billion; and average active accounts grew 8% to 77.1 million

•	Deposits grew $7.5 billion, or 13% to $64.1 billion

•	Renewed key Payment Solutions relationships with P.C. Richard & Son, Rheem, and Suzuki

•	Expanded networks to create broader acceptance for Synchrony Car Care and Synchrony HOME in Payment Solutions and through a partnership with Simplee in CareCredit

•	Continued to expand CareCredit product offerings with entry into pet insurance as managing general agent through the acquisition of Pets Best

•	Paid quarterly common stock dividend of $0.21 per share and repurchased $966 million of Synchrony Financial common stock
* All comparisons are for the first quarter of 2019 compared to the first quarter of 2018, unless otherwise noted

“We are maintaining the momentum we generated over the last several quarters. Our focus on organic growth, program renewals, valuable strategic partnerships, forward-thinking technology investments, and actionable data analytics, continue to be key factors in driving solid growth and strong partnerships,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “Synchrony’s balance sheet remains strong as we continue to focus on creating value for shareholders through growth, portfolio acquisitions, and the execution of our capital plan.”

Business and Financial Highlights for the First Quarter of 2019
All comparisons are for the first quarter of 2019 compared to the first quarter of 2018, unless otherwise noted.
Earnings

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Net interest income increased $384 million, or 10%, to $4.2 billion, primarily driven by the PayPal Credit program acquisition and loan receivables growth. Net interest income after retailer share arrangements increased 5%.

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Provision for loan losses decreased $503 million, or 37%, to $859 million, largely driven by the $522 million reserve release related to the reclassification of the Walmart portfolio to loans held for sale during the quarter.

•	Other income was up $17 million to $92 million.

•	Other expense increased $55 million, or 6%, to $1.0 billion, primarily driven by the PayPal Credit program acquisition and growth-related expenses.

•	Net earnings totaled $1.1 billion compared to $640 million last year.
Balance Sheet

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Period-end loan receivables growth was 3%; excluding the Walmart portfolio from both periods, period-end loan receivables growth was 17%; purchase volume growth was 10% and average active accounts increased 8%, primarily driven by the PayPal Credit program acquisition and growth.

•	Deposits grew to $64.1 billion, up $7.5 billion, or 13%, and comprised 75% of funding.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn credit facilities) of $23.4 billion, or 22.2% of total assets.

•
The estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 14.5%, compared to 16.8%, reflecting the impact of capital deployment through the PayPal Credit program acquisition and continued execution of our capital plan.

Key Financial Metrics

•	Return on assets was 4.3% and return on equity was 30.4%.

•	Net interest margin was 16.08%.

•	Efficiency ratio was 31.0%.
Credit Quality

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Loans 30+ days past due as a percentage of total period-end loan receivables were 4.92% compared to 4.52% last year; excluding the PayPal Credit program and the Walmart portfolio, the rate decreased approximately 10 basis points.

•
Net charge-offs as a percentage of total average loan receivables were 6.06% compared to 6.14% last year; excluding the PayPal Credit program and the Walmart portfolio, the rate decreased approximately 30 basis points.

•	The allowance for loan losses as a percentage of total period-end loan receivables was 7.39% compared to 7.37% last year.

Sales Platforms

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Retail Card period-end loan receivables growth was 1%; excluding the Walmart portfolio from both periods, period-end loan receivables growth was 22%; interest and fees on loans increased 15%, purchase volume growth was 11%, and average active accounts increased 10%, all largely driven by the PayPal Credit program acquisition.

•
Payment Solutions period-end loan receivables grew 8%, led by home furnishings and luxury products. Interest and fees on loans increased 7%, primarily driven by the loan receivables growth. Purchase volume growth was 4% and average active accounts increased 3%.

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CareCredit period-end loan receivables grew 7%, led by dental and veterinary. Interest and fees on loans increased 6%, primarily driven by the loan receivables growth. Purchase volume growth was 8% and average active accounts increased 4%.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed February 15, 2019, and the Company’s forthcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Thursday, April 18, 2019, at 8:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page on the Synchrony Financial corporate website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 12019#, and can be accessed beginning approximately two hours after the event through May 3, 2019.
About Synchrony Financial
Synchrony Financial (NYSE: SYF) is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $140 billion in sales financed and 80.3 million active accounts, Synchrony Financial brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchronyfinancial.com and through Twitter: @Synchrony.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "targets," "outlook," "estimates," "will," "should," "may" or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management's current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; cyber-attacks or other security breaches; higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to grow our deposits in the future; our ability to securitize our loan receivables, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loan receivables, and lower payment rates on our securitized loan receivables; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of acquisitions and strategic investments; reductions in interchange fees; fraudulent activity; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and/or interpretations, and state sales tax rules and regulations; a material indemnification obligation to GE under the tax sharing and separation agreement with GE if we cause the split-off from GE or certain preliminary transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following the split-off; regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and other legislative and regulatory developments and the impact of the Consumer Financial Protection Bureau's regulation of our business; impact of capital adequacy rules and liquidity requirements; restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit Synchrony Bank's ability to pay dividends to us; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; and failure to comply with anti-money laundering and anti-terrorism financing laws.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed on February 15, 2019. You should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as "tangible common equity" and certain “Core” financial measures that have been adjusted to exclude amounts related to the Walmart portfolio, which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company's Current Report on Form 8-K filed with the SEC today.